Exhibit 99.15

December 29, 2014

Division of Investment Management

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

RE:                           Rule 485(b) Filing

Separate Account I of Integrity Life Insurance Company (the “Separate Account”)

Integrity Life Insurance Company (the “Depositor”)

The Western and Southern Life Insurance Company (the “Guarantor”)

File Numbers 333-177616 and 811-04844

Dear Madam or Sir:

Accompanying this letter is Post-Effective Amendment No. 6 to a registration statement filed on form N-4 for a flexible premium variable annuity to be issued by the Depositor and the Separate Account (the “Amendment”).  The Amendment is being filed pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”) to make changes to an amendment previously filed pursuant to Rule 485(a) on October 29, 2014. As counsel to the Registrants, I reviewed the Amendment and hereby represent that the Amendment does not contain disclosures that would render it ineligible to become effective under Rule 485(b) of the 1933 Act.

With respect to the language on page 30 of the October 29, 2014 amendment, which discloses that:

While a contribution is subject to a withdrawal charge, we do not allow you to transfer that contribution to another annuity or other investment using Section 1035 of the Tax Code or as a trustee-to-trustee transfer of a Qualified Annuity[,]

the Depositor was asked to explain supplementally the reasons for this limitation.

Initially, we note that allowing a partial exchange under Section 1035 of the Internal Revenue Code is permitted, but not required for an annuity to qualify for preferential tax treatment under the IRC. Similarly, an IRA or qualified plan may include limits on partial trustee-to-trustee transfers.

As part of the pricing model for the variable annuity, the Depositor restricts partial exchanges/transfers while a contribution is within the surrender charge period. This pricing decision is covered by the Depositor’s representation under Section 26(f) of the Investment Company Act. In addition, it deters potential churning and replacement activity that may not be in the best interest of the contract owner.

Because this restriction does not affect a contract owner’s right to take a full or partial withdrawal at any time, this limitation on certain exchanges/transfers does not limit the redeemability of the security in a manner inconsistent with Section 22(e) of the Investment Company Act.

If further information is needed or further action required, please contact me at 513-629-1854 or rhonda.malone@wslife.com.

Sincerely,

/s/ Rhonda S. Malone

Rhonda S. Malone
Senior Counsel — Securities
Western & Southern Financial Group, Inc.